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EXHIBIT 99.10(a)

Independent Auditor's Consent
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INDEPENDENT AUDITORS' CONSENT

We consent to the use in this Registration Statement on Form N-4 of Separate Account A of PM Group Life Insurance Company of our report dated February 19, 1998, except for Note 10, as to which the date is November 6, 1998, related to the financial statements - statutory basis of PM Group Life Insurance Company as of December 31, 1997 and 1996, and for each of the two years in the period ended December 31, 1997, appearing in the Statement of Additional Information of Pacific Portfolios.

We also consent to the reference to us under the heading "Financial Statements
- Statutory Basis" appearing in such Statement of Additional Information.

DELOITTE & TOUCHE LLP

Costa Mesa, California
January 21, 1999